EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors of
W Holding Company, Inc.
Mayagüez, Puerto Rico

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-92418 of W Holding Company, Inc. on Form S-3 of our report dated February 22, 2002, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for derivatives instruments effective January 1, 2001), appearing in the Annual Report on Form 10-K of W Holding Company, Inc. for the year ended December 31, 2001 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

August 2, 2002

Stamp No. 1826264
affixed to original.